INVESTOR CONTACT: ELLEN BATKIE   (800) 262-6301
MEDIA CONTACT:    WILLIAM DUPUY  (216) 566-5311



                CHARTER ONE AUTHORIZES 6 MILLION SHARE REPURCHASE

CLEVELAND, June 8, 1999 -- The Board of Directors of Charter One Financial, Inc. (NASDAQ:COFI) today voted to authorize management to repurchase up to 6 million shares of the Company's outstanding common stock in a buy back program. The Company has approximately 166 million common shares outstanding.

It is anticipated that the Company will purchase these shares in systematic open market or privately negotiated transactions. The repurchased shares will be reserved in treasury for later reissue in connection with future stock dividends as well as employee benefit plans.

The Company intends to rescind the buy back program prior to the close of its merger with St. Paul Bancorp, Inc. (NASDAQ:SPBC), which is anticipated early in the fourth quarter of 1999.

Charter One Bank has approximately $24.6 billion in total assets, making it among the five largest thrifts in the country. The Bank currently has 340 branch locations in Ohio, Michigan, New York, Massachusetts and Vermont. Additionally, Charter One Mortgage Corp., the Bank's mortgage banking subsidiary, operates 40 loan production offices across 12 states, and Charter One Auto Finance, the Bank's indirect auto finance subsidiary, generates loans in nine states.

The Company's press releases are available by telefax at no charge by calling PR Newswire Fax On Demand. To retrieve a specific press release, call: (800) 758-5804 and reference account 313075. Additional information may be found at the Company's web site: www.charterone.com.